Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Micrus Endovascular Corporation (“Micrus Endovascular”) of Neurologic UK Limited (“Neurologic”) to be accounted for as a purchase. The unaudited pro forma condensed combined financial statements are derived from the historical financial statements of Micrus Endovascular and Neurologic.
The unaudited pro forma condensed combined statements of operations give effect to the acquisition as if it had occurred on April 1, 2005. The pro forma adjustments are based on certain assumptions that management believes are reasonable under the circumstances. The pro forma information is not necessarily indicative of the results that would have been reported had such event actually occurred on the date specified, nor is it intended to project Micrus Endovascular’s results of operations or financial position for any future period or date. The information set forth should be read in conjunction with Micrus Endovascular’s audited financial statements for the fiscal year ended March 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 16, 2006, and the financial statements of Neurologic included elsewhere in this Form 8-K/A.
Neurologic’s historical audited financial statements are presented in British Pounds and were prepared in accordance with generally accepted accounting principles in the United Kingdom (“UK GAAP”), which differs in certain respects from those generally accepted in the United States of America (“US GAAP”). Micrus Endovascular’s consolidated financial statements were prepared in accordance with US GAAP and are presented in US dollars. As presented in these unaudited pro forma condensed combined financial statements, Neurologic’s financial statements were reconciled to US GAAP and were translated from British Pounds to US dollars and adjustments have been made to the financial statements of Neurologic to conform with Micrus Endovascular’s presentation under US GAAP.
The unaudited pro forma financial information below is based on historical financial statements.
All amounts shown in this Exhibit 99.2 are in US dollars and in accordance with US GAAP.
The results of Neurologic included in the unaudited pro forma condensed combined statement of operations for the period April 1, 2005 to September 20, 2005 have been translated into US dollars at the average daily closing exchange rate of British Pounds 1.00 to US dollars 1.82.
The US GAAP adjustments made to the Neurologic financial statements are described in Note 13 of the audited financial statements of Neurologic included as Exhibit 99.1 to the Current Report on Form 8-K/A.

Unaudited Pro Forma Condensed Combined Statement of Operations
(in thousands, except per share amounts)

	Year Ended March 31, 2006	April 1, 2005 to Sept 20, 2005
	Micrus		Pro Forma
	Endovascular	Neurologic	Adjustments		Combined

Revenues	$32,781	$2,471	$(1,692	)(a)	$33,560
Cost of goods sold	9,710	1,703	(1,668	)(a)	9,745

Gross profit	23,071	768	(24)		23,815

Operating expenses:
Research and development	6,589	—	—		6,589
Sales and marketing	15,171	333	—		15,504
General and administrative	10,307	293	361	(b)	10,961

Total operating expenses	32,067	626	361		33,054

Income (loss) from operations	(8,996)	142	(385)		(9,239)

Interest and investment income	1,295	—	—		1,295
Interest expense	(12)	—	—		(12)
Other income (expense), net	(632)	(2)	—		(634)

Total other income (expenses)	651	(2)	—		649

Net income (loss) before provision for income taxes	(8,345)	140	(385)		(8,590)

Provision for (benefit from) income taxes	(84)	55	—		(29)

Net income (loss)	(8,261)	85	(385)		(8,561)
Accretion of redeemable convertible preferred stock to redemption value	(659)	—	—		(659)

Net income (loss) attributable to common stockholders	$(8,920)	$85	$(385)		$(9,220)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.79)				$(0.82)

Weighted-average number of shares used in per share calculations:
Basic and diluted	11,240				11,240

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
     On September 20, 2005, Micrus Endovascular entered into a Share Purchase Agreement (“Purchase Agreement”) acquiring all of the outstanding capital stock of Neurologic, a privately held distributor of Micrus Endovascular products in the United Kingdom. The transaction has been accounted for under the purchase method of accounting.
     The transaction includes an initial cash payment of approximately $4,709,000 in addition to future multi-year revenue based earn-out payments. The total purchase price of approximately $7,159,000 consisted of the initial cash payment and accrued first year earn-out payment of $6,232,000, the assumed forgiveness of receivables from Neurologic to Micrus Endovascular SA at the acquisition date of $611,000, and direct acquisition related costs of $316,000.
     The net tangible assets acquired and liabilities assumed in the acquisition were recorded at fair value. The valuation of the identifiable intangible assets acquired in the transaction was determined to be $3,900,000. Additionally, the Company recorded goodwill of $3,309,000 associated with the purchase of Neurologic.
Pro Forma Adjustments
     The following notes explain the pro forma adjustments:

a)	To eliminate the intercompany sales transactions between Micrus Endovascular and Neurologic. These transactions consisted principally of Micrus Endovascular products supplied to Neurologic under a distribution agreement.

b)	Adjustment to record the amortization expense for the period related to the identified intangible assets acquired.

The identifiable intangible assets are comprised of the following (in thousands):

Gross carrying amount
Customer relationships	$900
Distribution agreements	2,300
Non-compete agreements	700

$3,900

     The identifiable intangible assets are subject to amortization and have original estimated useful lives as follows: customer relationships — five years, distribution agreements — five years, non compete agreements — six years.